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                                                                     Exhibit 5.1





                                  [Letterhead]





August 9, 1999



CBS Corporation
51 West 52nd Street
New York, N.Y.  10019

         Re:  CBS Corporation Registration Statement
               ON FORM S-4 RELATING TO THE CBS/KING WORLD MERGER

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by CBS Corporation, a Pennsylvania corporation ("CBS"), under the Securities Act of 1933, as amended, relating to the issuance of shares of CBS's common stock, par value $1.00 per share ("CBS Common Stock"), I am rendering this opinion with respect to the validity of the shares of CBS Common Stock to be issued pursuant to the terms of the Merger Agreement referred below. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

As set forth in the Registration Statement, the issuance of shares of CBS Common Stock will occur in connection with the consummation of the merger of K Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CBS, with and into King World Productions, Inc. ("King World"), a Delaware corporation, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 31, 1999, by and among King World, CBS and K Acquisition Corp.

In my capacity as General Counsel for CBS, I have examined, either personally or indirectly through lawyers who report to me or through other counsel, originals or copies (certified or otherwise identified to my satisfaction) of the Merger Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of CBS, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as the basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been

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August 9, 1999
Page 2

independently established, I have relied upon certificates or comparable documents of officers and representatives of CBS and upon the representations and warranties of CBS contained in the Merger Agreement.

Based on the foregoing, I am of the opinion that the shares of CBS Common Stock to be issued pursuant to the Merger Agreement have been duly authorized and, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable.

I express no opinion with respect to the laws of any jurisdiction other than the corporate laws of the Commonwealth of Pennsylvania and the federal securities laws of the United States.

I hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to any and all references to me in the proxy statement/prospectus which is a part of the Registration Statement.

                                   Very truly yours,


                                   /s/ Louis J. Briskman
                                   ---------------------------------------------

                                   Louis J. Briskman
                                   Executive Vice President and
                                   General Counsel